Exhibit 99.1

UNITED STATES OF AMERICA

FEDERAL ENERGY REGULATORY COMMISSION

In re Atmos Energy Corporation )
Atmos Energy Marketing, Inc. )	Docket No. IN12-1-000
Trans Louisiana Gas Pipeline, Inc. )

STIPULATION AND CONSENT AGREEMENT

I.	INTRODUCTION

Staff of the Office of Enforcement (Enforcement) of the Federal Energy Regulatory Commission (Commission) and Atmos Energy Corporation (Atmos), the parent company of Atmos Energy Marketing, Inc. (AEM) and Trans Louisiana Gas Pipeline, Inc. (Trans La), enter into this Stipulation and Consent Agreement (Agreement) to resolve an investigation under Part 1b of the Commission’s regulations, 18 C.F.R. Part 1b (2011), into whether AEM and Trans La violated provisions of the Commission’s open-access transportation program, which entailed the competitive bidding requirements for long-term, discounted rate capacity releases set forth at 18 C.F.R. § 284.8 (2009), the shipper-must-have-title requirement, and 18 C.F.R. § 1c.1 (2011).

II.	STIPULATED FACTS

Enforcement and Atmos hereby stipulate and agree to the following:

A.	Background

1. Atmos, a company with nearly 5,000 employees and headquartered in Dallas, Texas, has two principal segments. One segment is operated through seven state-regulated natural gas utility divisions. The second business segment, referred to as Atmos’ non-utility operations, is conducted through a number of subsidiaries under the umbrella of Atmos Energy Holdings, Inc. (AEH), the parent company of AEM and Trans La. AEM primarily provides natural gas management and marketing services by holding and/or managing transportation and storage capacity on 27 pipelines. AEM bids against third-party asset manager competitors (in many cases through Request-For-Proposals (RFPs) for natural gas management planning agreements (NGMPAs)) pursuant to state regulations for the right to manage distribution provider capacity, including in some instances the capacity of AEM distribution affiliates.1 In their capacity management operations, AEM and Trans La utilized the names of two defunct companies – Woodward Marketing, Inc. (WMI) and LGS Natural Gas Company (LGSN).

2. In 1986, two individuals not affiliated with Atmos organized WMI as a corporation engaged primarily in natural gas marketing. WMI also held direct firm capacity on a number of interstate pipelines. In October 1994, UCG Energy Corporation (UCG), a wholly-owned subsidiary of United Cities Gas Company (United Cities), engaged in a partial acquisition of WMI, for the purpose of acquiring a portion of WMI’s marketing business. This was accomplished through the formation of a limited liability company, Woodward Marketing, LLC (WMLLC), into which the marketing assets and operations of both WMI and UCG were contributed. As a result, WMI’s gas marketing business was effectively reorganized into an enterprise jointly owned by WMI (55% ownership of WMLLC) and UCG (45% ownership of WMLLC). Thus, WMI, instead of being the primary gas marketing company it had previously been, served as a holding company for the majority ownership interest in the operating entity, WMLLC. In 1997, Atmos acquired United Cities through a merger and obtained UCG’s interest in WMLLC. In 1999, Atmos formed Atmos Energy Marketing, LLC (Old AEM) and thereafter merged UCG into Old AEM. In 2001, Atmos, through Old AEM, acquired the remaining 55% interest in WMLLC and WMI was dissolved. As a result, Old AEM became the sole owner of WMLLC. In 2003, Old AEM was merged into WMLLC (the merger survivor) and WMLLC’s name was officially changed to AEM.

3. LGSN was a subsidiary of Citizens Communications Company (Citizens), which in 2001 transferred the intrastate pipeline assets and associated contracts of LGSN to Trans La (owned by Atmos). Citizens retained ownership of the capital stock of LGSN, as well as associated liabilities. LGSN was dissolved by its owners in 2001.

4. In February 2008, Enforcement staff opened an investigation pursuant to Part 1b of the Commission’s regulations, 18 C.F.R. Part 1b (2011), into possible flipping activities of Atmos and its subsidiaries – AEM and Trans La. Shortly thereafter, staff received information alleging that AEM was also engaged in activities violating shipper-must-have-title. Enforcement staff advised Atmos of

[1]

The NGMPAs are similar to the asset management arrangements (AMAs) later recognized in Order No. 712, Promotion of a More Efficient Capacity Release Market, Order No. 712, FERC Stats. & Regs. ¶ 31,271 (2008).

the allegations. In addition to Enforcement’s investigation, Atmos conducted its own internal investigation. Atmos subsequently submitted a comprehensive report of its findings to staff. The investigative period extended from August 1, 2005 through April 30, 2008.

B.	Conduct and Violations

1.	Flipping

5. Between August 1, 2005 and April 30, 2008, AEM, as an asset manager, alternated monthly releases of discounted rate capacity (usually at a nominal rate of $0.01/Dth) to either itself, another putative Atmos-related company, or to WMI, which would then immediately re-release the capacity to AEM. The objective was to place ownership of the capacity with AEM for purposes of operations under its NGMPAs. The majority of AEM’s flipping occurred on Texas Gas Transmission, LLC (Texas Gas). The total contractual transportation capacity released and/or acquired by AEM on the various pipelines through flipping was 14.01 Bcf. Nearly all of the flipping volumes were released or acquired pursuant to asset management-like agreements with various customers, including AEM’s distribution affiliates. This capacity was released during periods when the subject pipelines were not capacity constrained.

6. Between February 1, 2006 and April 30, 2008, Trans La, as an asset manager, engaged in flipping transactions on Gulf South Pipeline Company, L.P. (Gulf South) using the name of a defunct company, LGSN, along with that of Trans La, as the replacement shippers. The contractual transportation capacity acquired through flipping totaled 12.09 Bcf. The contractual capacity utilized in flipping was acquired during periods when Gulf South was not capacity constrained.

7. The management of AEM’s and Trans La’s NGMPA customer assets and their use of WMI and LGSN led to many of the flipping violations that are the subject of this investigation. WMI and LGSN, which were never owned by Atmos, were both dissolved by their owners in 2001.

8. In its report, Atmos attributed most of its flipping violations, which totaled 26.1 Bcf of contractual capacity, to either AEM or Trans La performing gas and transportation management and planning services.

9. The flipping violations all occurred before the Commission’s issuance of Order No. 712, at which time section 284.8(h)(2) of the Commission’s regulations required that a shipper releasing firm capacity for a term longer than 31 days and at a price less than the maximum tariff rate must post the capacity for competitive bidding on the pipeline’s EBB. See 18 C.F.R. § 284.8(h)(1) (2009). The regulation also provided that a discounted release for 31 days or less was exempt from the competitive bidding requirement, but must be posted for informational purposes within 48 hours of the release. Thus, pursuant to the then effective section 284.8(h)(2), a releasing shipper was not permitted to roll over, extend, or in any way continue a short-term discounted rate release without complying with the posting and bidding requirements.2

10. Section 1c.1 of the Commission’s regulations makes it unlawful for any entity to engage in a fraud, with scienter, in connection with any jurisdictional purchase or sale of natural gas or transportation service.3

Violations and Enforcement Conclusions

11. Enforcement staff concluded that the total contractual capacity either released or acquired by AEM and Trans La through flipping was 26.1 Bcf.

12. Enforcement staff concluded that: (a) the terms of the releases of capacity by AEM and Trans La, including rates and volumes, were of sufficient similarity to characterize the transactions as flipping and (b) the subject releases of short-term, discounted rate capacity were flipping transactions that improperly avoided the requirement that discounted rate capacity be posted for competitive bidding prior to acquisition in violation of section 284.8(h)(2).

13. Enforcement staff concluded that AEM and Trans La, as replacement shippers, used either multiple affiliates or defunct companies, acting in concert or as a single entity,4 to acquire discounted-rate, short-term capacity in consecutive,

[2]	Order No. 712-A revised that regulation so that it now reads: “When a release of capacity is exempt from bidding under paragraph (h)(1)(iv) of this section, a firm shipper may not roll over, extend or in any way continue the release to the same replacement shipper using the 31 days or less bidding exemption until 28 days after the first release period has ended. The 28-day hiatus does not apply to any re-release to the same replacement shipper that is posted for bidding or that qualifies for any of the other exemptions from bidding in paragraph (h)(1) of this section.”
[3]	18 C.F.R. § 1c.1 (2010).
[4]

Under the Commission’s single entity analysis, the general rule is that “the Commission may disregard the corporate form in the interest of public convenience, fairness, or equity . . . the inquiry is simply a question of whether the statutory purposes would be frustrated by the corporate form.” Town of Highlands multi-month capacity release transactions in violation of section 1c.1 of the Commission’s regulation. This capacity acquired through the various series of multi-month, consecutive releases was, within each series of acquisitions, of a substantially similar character in terms of rates, quantities, and receipt and delivery point designations. The flips, using the affiliates or defunct companies as replacement shippers, were executed for the purpose of avoiding the Commission’s capacity release regulations pertaining to posting and competitive bidding in order to place the capacity in the control of either AEM or Trans La.

14. Enforcement staff concluded that flipping by AEM and Trans La created a number of potential impediments to a well functioning capacity release market (e.g., lack of transactional liquidity, pricing transparencies and barriers to entry for non-affiliated marketers). Nonetheless, Enforcement staff also concluded that while the flipping violations were serious, no pecuniary harm to AEM’s competitors resulted therefrom, since all of the capacity utilized in the violations was effectively contractually committed to AEM pursuant to the various AMAs. The utilities would not, in any case, have placed their capacity on the market for bidding to third parties. Therefore, no third party would have received any benefit from the capacity or been harmed by a denial of access to the capacity. There was no competitive advantage gained by AEM from its actions.

15. Enforcement staff concluded that high-level personnel at both AEM and Trans La knew or had access to information that WMI and LGSN were not Atmos companies and should not have been used by schedulers in capacity release transactions. Enforcement staff concluded further that AEM high-level personnel understood the requirements of the Commission’s prohibition on rollovers, but nonetheless elected to engage in a strategy of alternating releases of Atmos capacity to multiple Atmos affiliates, a strategy specifically designed to avoid posting the capacity for competitive bidding as required by the Commission’s capacity release regulations.

16. Enforcement staff concluded that there were no unjust profits as a result of the flipping violations.

2.	Shipper-Must-Have-Title

17. Between August 1, 2005 and April 30, 2008, AEM, as asset manager, was engaged in the transportation of 297.8 Bcf of gas titled in its name using the capacity rights of other parties, including its affiliated utilities. Approximately two-thirds of the volumes (i.e., 190.8 Bcf) were transported and delivered to the capacity holder, and the remaining one-third transported and delivered to third parties (i.e., 107 Bcf). The financial gain from shipper-must-have-title violations was $5,635,971.

v.	Nantahala Power & Light Company, 37 FERC ¶ 61,149 (1986).

18. A central requirement of the Commission’s open-access transportation program is that all shippers must have title to the gas at the time the gas is tendered to the pipeline or storage transporter and while it is being transported or held in storage by the transporter. Interstate pipeline tariffs include provisions requiring shippers to warrant good title to the gas tendered for transportation on the pipeline. Although the specific language of each interstate pipeline’s tariff varies, the Commission has made clear that the shipper of record and the owner of the gas must be one and the same throughout the course of the transportation or the duration of storage on any pipeline. See Enron Energy Services, Inc., 85 FERC ¶ 61,221, at 61,906 (1998).

Violation and Enforcement Conclusions

19. Enforcement staff concluded that AEM, as asset manager, violated the shipper-must-have-title requirement by shipping gas titled in its name using the capacity rights of other parties.

20. Enforcement staff concluded that, like flipping, the shipper-must-have-title violations created a number of potential impediments to a well functioning capacity release market (e.g., lack of transactional liquidity, pricing transparencies and barriers to entry for non-affiliated marketers). However, Enforcement staff concluded that it was unlikely that any pecuniary loss was suffered by third-party competitors of AEM, since the capacity utilized by AEM, when it moved its gas in violation of shipper-must-have-title, was contractually committed to AEM’s use as an asset manager and would not have in any event been released by the underlying capacity holder to a third party.

21. Enforcement staff concluded that AEM high-level personnel were aware as far back as 2004 of shipper-must-have-title problems on some of the pipelines on which AEM managed capacity; still, AEM failed to resolve the problems until Enforcement staff in 2008 advised Atmos that it was being investigated for shipper-must-have-title violations.

22. Enforcement staff concluded that AEM earned a total of $5,635,971 in unjust profits as a result of the shipper-must-have-title violations that are the subject of this Agreement.

C.	Compliance and Mitigation Measures

23. Prior to the Commission’s Order in BP Energy Company,5 AEM and Trans

[5]	121 FERC ¶ 61,088 (2007).

La did not have controls in place to identify and prevent the transactions at issue here. Subsequently, AEM and Trans La took remedial measures to improve compliance with the Commission’s open-access transportation requirements. As part of these enhancements, employees at AEM and Trans La were provided additional training on open-access transportation compliance, including the prohibitions on buy/sell transactions, shipper-must-have-title requirement, and flipping.

24. In 2008, Atmos underwent a substantial contract remediation project to conform its asset management contracts to the Commission’s requirements in Order No. 712. Additionally, starting in March 2009, Atmos began the process of preparing and executing appropriate amendments relative to non-asset management related transactions to correctly designate delivery points. For those transactions which Atmos believed were not fully compliant with the Commission’s rules or regulations, it instructed employees to cease the activity. Atmos also developed and implemented a formal compliance program directed at all of the Commission’s rules, regulations and policies that affect the assets, activities, or operations of the company and its subsidiaries. The full compliance plan was internally posted on Atmos’ intranet for viewing by all employees. The compliance plan, which includes a comprehensive training program for employees, makes clear that all employees must be in full compliance and may be subject to disciplinary action for failure to achieve compliance. The compliance plan also provides for a FERC Compliance officer and Compliance Manager, and creates a Hotline and website to address compliance issues.

25.	During the course of Enforcement’s investigation, the cooperation of Atmos, AEM and Trans La was excellent.

III.	REMEDIES AND SANCTIONS

26. Atmos admits entering into the flipping transactions and the shipper-must-have title transactions described herein, and admits that these transactions violate the Commission’s rules, regulations, or policies. Atmos agrees to take the following actions.

A.	Civil Penalty

27. Atmos shall pay a civil penalty of $6,364,029 to the United States Treasury, by wire transfer, within ten days after the Effective Date of this Agreement, as defined below.

B.	Disgorgement

28. Atmos shall disgorge $5,635,971, plus interest, such amount representing unjust profits from shipper-must-have-title violations by AEM, to energy assistance programs administered by States, territories, or Indian tribes and tribal organizations that have received grants from the federal Secretary of Health and Human Services, such energy assistance programs to be agreed upon and such disgorgement to be made within 30 days from the Effective Date of this Agreement. This distribution of unjust profits to such energy assistance programs is appropriate because the alternative of distribution to the counterparties in the shipper-must-have-title transactions would likely create a windfall benefit to the counterparty.

C.	Compliance Monitoring

29. AEM and Trans La shall make semi-annual reports to Enforcement staff for one year following the Effective Date of this Agreement. The first semi-annual report shall be submitted no later than ten days after the end of the second calendar quarter after the quarter in which the Effective Date of this Agreement falls. The second report shall be submitted six months thereafter. Each compliance report shall: (1) advise staff whether additional violations by AEM and/or Trans La of open-access transportation requirements of have occurred; (2) provide a detailed update of all natural gas-related compliance training administered and natural gas-related compliance measures instituted in the applicable period, including a description of the training provided to all relevant personnel concerning the Commission’s open-access transportation policies, and a list of the personnel that have received such training and when the training took place; and (3) include an affidavit executed by an officer(s) of AEM and Trans La that the compliance reports are true and accurate. Upon request by staff, AEM and/or Trans La shall provide to staff documentation to support its reports. After the receipt of the second semi-annual report, Enforcement staff may, at its sole discretion, require AEM and/or Trans La to submit semi-annual reports for one additional year.

IV.	TERMS

30. The “Effective Date” of this Agreement shall be the date on which the Commission issues an order approving this Agreement without material modification. When effective, this Agreement shall resolve the matters specifically addressed herein as to Atmos, AEM and Trans La, and any affiliated entity, their agents, officers, directors and employees, both past and present, and any successor in interest to AEM and Trans La.

31. Commission approval of this Agreement in its entirety and without material modification shall release Atmos and forever bar the Commission from holding Atmos, its affiliates, agents, officers, directors and employees, both past and present, liable for any and all administrative or civil claims arising out of, related to, or connected with the investigation addressed in this Agreement.

32. Failure to make a timely civil penalty payment or to comply with the compliance reporting requirements agreed to herein, or any other provision of this Agreement, shall be deemed a violation of a final order of the Commission issued pursuant to the Natural Gas Act (NGA) and may subject Atmos to additional action under the enforcement and penalty provisions of the NGA.

33. If Atmos does not make the civil penalty payment above at the time agreed by the parties, interest payable to the United States Treasury will begin to accrue pursuant to the Commission’s regulations at 18 C.F.R. § 154.501(d) (2011) from the date that payment is due, in addition to the penalty specified above.

34. This Agreement binds Atmos and its agents, successors, and assigns. The Agreement does not create any additional or independent obligations on Atmos, or any affiliated entity, its agents, officers, directors, or employees, other than the obligations identified in Section III of this Agreement.

35. The signatories to this Agreement agree that they enter into the Agreement voluntarily and that, other than the recitations set forth herein, no tender, offer or promise of any kind by any member, employee, officer, director, agent or representative of Enforcement or Atmos has been made to induce the signatories or any other party to enter into the Agreement.

36. Unless the Commission issues an order approving the Agreement in its entirety and without material modification, the Agreement shall be null and void and of no effect whatsoever, and neither Enforcement nor Atmos shall be bound by any provision or term of the Agreement, unless otherwise agreed to in writing by Enforcement and Atmos.

37. In connection with the payment of the civil penalty provided for herein, Atmos agrees that the Commission’s order approving the Agreement without material modification shall be a final and unappealable order assessing a civil penalty under section 22(a) of the NGA, 15 U.S.C. § 717t-1(a). Atmos waives findings of fact and conclusions of law, rehearing of any Commission order approving the Agreement without material modification, and judicial review by any court of any Commission order approving the Agreement without material modification.

38. Each of the undersigned warrants that he or she is an authorized representative of the entity designated, is authorized to bind such entity and accepts the Agreement on the entity’s behalf.

39. The undersigned representative of Atmos affirms that he or she has read the Agreement, that all of the matters set forth in the Agreement are true and correct to the best of his or her knowledge, information and belief, and that he or she understands that the Agreement is entered into by Enforcement in express reliance on those representations.

40. This Agreement is executed in duplicate, each of which so executed shall be deemed to be an original.

Agreed to and accepted:

/s/ NORMAN C. BAY	October 19, 2011
Norman C. Bay	Date
Director
Office of Enforcement
Federal Energy Regulatory Commission

/s/ LOUIS P. GREGORY	October 12, 2011
Senior Vice President & General Counsel	Date
Atmos Energy Corporation